                            STOCK PURCHASE AGREEMENT

     This Agreement is made and entered into 8th day of December, 1995, by and among Barringer Laboratories, Inc., a Delaware corporation ("Buyer"), and Barringer Technologies, Inc., a Delaware corporation, ("Seller"). Buyer and Seller may be referred to herein collectively as "Parties."

     WHEREAS, Seller owns one million seventy-nine thousand seven hundred thirteen shares of the issued and outstanding shares of Barringer Laboratories, Inc. common stock, free and clear of all liens, encumbrances and adverse claims other than a security interest granted in favor of Buyer pursuant to the terms of that certain Agreement executed by and between the Parties on the 1st day of May, 1991 (the "Intercompany Agreement"),

     WHEREAS, Seller is the major shareholder of Buyer and exercises voting control of Buyer through voting trusts, proxy arrangements or otherwise;

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, six hundred forty-seven thousand two hundred thirty-eight (647,238) shares of the issued and outstanding shares of Barringer Laboratories, Inc. common stock which it owns and to reach agreements upon the other matters set forth below, for the consideration and upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of these Recitals and the provisions and the respective agreements hereinafter set forth, the Parties hereto hereby agree as follows:

          1.Purchase and Sale of Stock.

               1.1 AGREEMENT TO PURCHASE AND SELL. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the Parties to the other, on the Closing Date (as such term is hereinafter defined), Seller shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seiler, six hundred forty-seven thousand two hundred thirty-eight (647,238) shares of the issued and outstanding shares of Barringer Laboratories, Inc. common stock which Seller owns (the "Shares"). The Shares will be delivered to Buyer at Closing (as such term is hereinafter defined) free and clear of all liens, encumbrances and adverse claims.

               1.2 PURCHASE PRICE. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of Seiler contained herein, and in exchange for the Shares, Buyer agrees to pay to Seller the sum of eight hundred nine thousand forty-eight dollars ($809,048) (the "Purchase Price").

               1.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable at Closing as follows: (i) by delivery of three hundred thousand dollars ($300,000) in immediately available funds to Seller in such bank accounts as Seller shall designate in writing to Buyer at least 24 hours prior to the Closing Date; (ii) by cancellation at Closing of unpaid principal owed by Seller to Buyer under the Intercompany Agreement in the amount of four hundred fifty one thousand nine hundred forty five dollars ($451,945); and (iii) by cancellation at Closing of accounts receivable due from Seller to Buyer in the amount of fifty-seven thousand one hundred three dollars ($57,103).

               1.4 Closing. The closing of the purchase and sale of the Shares provided herein (the "Closing") will be at the office of Rumier Davies, P.C. at 10:00 a.m., local time, on December 13, 1995, or at such other place or at such other date and time as Seller and Buyer may mutually agree. Such date and time of Closing is herein referred to as the "Closing Date."

     2. Representations and Warranties of Seller.

        Seller represents and warrants, which representations and warranties shall survive the Closing, to Buyer as follows:

               2.1 EXISTENCE, GOOD STANDING, CORPORATE AUTHORITY, AND COMPLIANCE WITH LAW. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller has all requisite corporate power and authority to own and sell the Shares pursuant to the terms and conditions of this Agreement. Seller is not (i) in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject which relates to the transfer of the Shares and or Sellers execution and performance of this Agreement, and (ii) in violation of any laws, ordinances, governmental rules or regulations to which it is subject and which relates to the transfer of the Shares and\or Seller's execution and performance of this Agreement.

               2.2 VALIDITY AND EFFECT OF AGREEMENTS. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.
The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (i) require the consent of any third party, or (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon all or any part of the Shares pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller is a party or by which it is bound, or violate or conflict with any provision of the by-laws or articles/certificate of incorporation of Seller as amended to the date of this Agreement, except which have been waived in writing prior to the date hereof and copies of which have been supplied to Buyer prior to closing.

               2.3 SHARES. Seller owns one million seventy-nine thousand seven hundred thirteen shares of the fully paid and nonassessable issued and outstanding shares of Barringer Laboratories, Inc. common stock free and clear of all liens, encumbrances and adverse claims other than a security interest granted in favor of Buyer pursuant to the terms of the Intercompany Agreement. Except for rights granted pursuant to this Agreement, there are no outstanding rights, options, contracts, agreements or commitments giving anyone any the right to acquire the Shares. The Shares are subject to no restrictions with respect to transferability to Buyer in accordance with the terms of this Agreement. Upon transfer of the Shares by Seller, Buyer will, as a result, receive good and marketable title to all of the Shares, free and clear of all security interests, liens, encumbrances, charges, assessments, restrictions and adverse claims, except those granted to Buyer and, except as otherwise provided herein, those created under applicable securities laws.

               2.4 FINANCIAL STATEMENTS. Buyer has furnished to Seller its (i) audited balance sheet and notes thereto as of the end of the last fiscal year (the "Audited Balance Sheet"), (ii) its audited statement of operations for the last fiscal year, (iii) its unaudited balance sheets and notes thereto for each month since its fiscal year end, and (iv) its unaudited statement of operations for each month since its fiscal year end.

               2.5 TAXES. The Seller (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement with respect to which the Seller is liable or otherwise in any way subject, and (ii) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed). No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement.

               2.6 LITIGATION. There are no actions, suits or proceedings with respect to the Seller involving claims by or against Seller which are pending or threatened against Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which affect the Shares or the Seller's ability to enter into or perform its obligations hereunder. No basis for any action, suit or proceeding exists, and there are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which Seller has been named or to which Seller is a party, which apply to or restrict Seller's performance of this Agreement and the transaction contemplated hereunder.

               2.7 NO BROKERS. Seller has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finders fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Seller is not aware of any claim or basis for any claim for payment of any finders fees, brokerage or agents commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

               2.8 EVALUATION OF TRANSACTION. Seller has knowledge and experience in financial and business matters and is capable of evaluating the risk and merits of the transaction contemplated by this Agreement. Seller has consulted with counsel and its other advisors, to the extent deemed necessary, as to all matters covered by this Agreement and has not relied upon Buyer to any extent in reaching its decision to sell the Shares pursuant to this Agreement. In reaching its decision to sell the Shares, Seller has investigated and is familiar with the affairs, financial condition and prospects of Buyer, and has been given sufficient access to and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to sell the Shares.

               2.9 NO MISREPRESENTATION OR OMISSION. No representation or warranty by Seller in this Article 2 or in any other Article or Section of this Agreement, or in any certificate or other document furnished or, if to be furnished by Seller pursuant hereto upon delivery, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact.


     3. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants, which representations and warranties shall survive the Closing, to Seller as follows:

               3.1 EXISTENCE, GOOD STANDING, CORPORATE AUTHORITY. COMPLIANCE WITH LAW, VALIDITY AND EFFECT OF AGREEMENTS. Buyer represents and warrants to Seller that Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, that the execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the disinterested members of the Board of Directors of the Buyer. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not require the consent of any third party (except as set forth in Section 5.1 of this Agreement), and (ii) violate or conflict with any provision of the by-laws or certificate of incorporation of Buyer as amended to the date of this Agreement

               3.2 LITIGATION. There are no actions, suits or proceedings with respect to the Buyer involving claims by or against Buyer which are pending or threatened against Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which affect the Shares or the Buyers ability to enter into or perform its obligations hereunder. There are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which Buyer has been named or to which Buyer is a party, which apply to or restrict Buyers performance of this Agreement and the transaction contemplated hereunder.

               3.3 NO BROKERS. Buyer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agents commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Buyer is not aware of any claim or basis for any claim for payment of any finders fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

               3.4 NO MISREPRESENTATION OR OMISSION. No representation or warranty by Buyer in this Article 3 or in any other Article or Section of this Agreement, or in any certificate or other document finished or, if to be finished by Buyer pursuant hereto upon delivery, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading or will omit to state a material fact.

          4. Other Covenants and Agreements.

               4.1 TERMINATION OF INTERCOMPANY AGREEMENT. The Parties acknowledge that at Closing, all outstanding monies due and owing under the Intercompany Agreement shall have been paid in full. Consequently, effective on the consummation of the transaction contemplated by this Agreement at Closing the Intercompany Agreement and all Addenda thereto shall be terminated and the parties shall have no further rights, duties or obligations thereunder, except for the terms of paragraph 3 of the Intercompany Agreement. The Parties agree that Buyer shall retain and continue to hold a perfected security interest in eighty eight thousand two hundred sixty (88,260) shares of the Barringer Laboratories, Inc. common stock which Seller will continue to own after Closing, pursuant to the terms and conditions of Paragraph 3 of the Intercompany Agreement and the documents referred to therein, as collateral to secure any obligation of Seller which might arise under Section 4.8.2 hereunder. Buyer shall at Closing return all shares of Barringer Laboratories, Inc. stock not purchased or held as collateral pursuant to the terms of this Agreement, which it currently holds.
 All shares returned to Seller shall be transferred free and clear of all liens, encumbrances and adverse claims except those granted by Seller and, except as otherwise provided herein, those created under applicable securities laws.

          4.2  INSURANCE MATTERS.

               4.2.1 HEALTH INSURANCE BENEFITS. To the extent permitted by its health insurance carrier, Buyer shall allow Seller to insure Sellers employees under Buyers group health insurance policy until the renewal date of the policy, upon the terms and conditions set forth in this Agreement. Each month Buyer shall invoice Seller for the estimated cost of providing insurance to Sellers employees during the following month. Seller shall remit such amount to Buyer within thirty days of the date of the invoice. If Seller fails to remit the invoiced amount within such thirty day period, Buyer shall have no further obligation to make any payments respecting or provide coverage to or for the benefit of Sellers employees.

               4.2.2 GENERAL LIABILITY AND D&O COVERAGE. To the extent permitted by its general liability and D&O insurance carriers, Buyer shall be allowed to be an additional insured on Sellers property, casualty and D&O insurance policies through the end of each such policy period. Each Party shall pay its share of the premiums directly to the insurer on a timely basis.

               4.3 TERMINATION VOTING ARRANGEMENTS. Seller agrees to terminate all voting trusts, proxy arrangements and all other arrangements and agreements of any kind or nature to which it is a party under which it or any other person or entity is authorized to vote shares of Barringer Laboratories, Inc. stock, effective as of the Closing Date. Further, for a period of twenty-four months following the Closing Date, Seller agrees that it will not enter into any voting trusts, proxy arrangements or any other arrangement or agreement of any kind or nature other than as required by any customary pledge or hypothecation agreements to which Seller is a party with any institutional lender under which it or any other person or entity is authorized to vote shares of Barringer Laboratories, Inc. stock, nor will it, during such period, vote any shares of Barringer Laboratories, Inc. stock which it does not own.

               4.4 RESTRICTION ON TRANSFERABILITY. Until January 2, 1997, Seller agrees that it shall not, nor shall it have any right to, sell, assign, transfer or otherwise dispose of any shares of Barringer Laboratories, Inc. stock which Seller owns, without the prior written consent of Buyer, which Buyer may grant or deny in its sale and absolute discretion. Notwithstanding the foregoing sentence, Seller shall have the right to encumber such shares of Barringer Laboratories, Inc. stock owned by Seller, by often agreement with any institutional lender and, transfer title to such shares upon foreclosure of such shares held as collateral by any such institutional lender; provided, however, Buyer shall be given the right of first refusal for a period of 45 days following receipt of foreclosure notice by such lender forwarded to Buyer from Seller, with a price per share to be determined between the institutional lender and Buyer which price per share shall not exceed $1.25. Seller shall promptly transmit any such notice of foreclosure to Buyer. If this right of first refusal is not exercised by often notice from Buyer to Seller, it shall expire upon the end of said 45 day period. Nothing under this Section shall prevent the Seller from participating with any other shareholder of Barringer Laboratories, Inc. in the sale of fifty percent (50%) (not including shares owned by Seller) or more of the issued and outstanding shares of Barringer Laboratories, Inc. to any purchaser. Any sale, assignment, transfer or other disposition of shares of Buyer owned by Seller in contravention of the terms of this Agreement shall be null and void.

               4.5 RIGHT OF FIRST REFUSAL. Until January 2, 1997, if Seller receives a bona fide offer for the purchase of all or any part of the shares of Barringer Laboratories, Inc. stock which it owns and if it is desirous of selling said shares, Seller shall first offer said shares for sale to Buyer, by letter addressed to Buyers President at its principal place of business, on the same terms and price as the bona fide offer. Said offer shall remain open for a period of 30 days following its receipt by Buyer. Buyer shall accept this offer by giving written notice to Seller within the time provided. If not so accepted, the offer shall terminate upon expiration of said 30-day period.

               4.6 TERMINATION OF RESTRICTION ON TRANSFERABILITY AND RIGHT OF FIRST REFUSAL. Section 4.4 and 4.5 above shall not apply to restrict Seller's transferability of any shares of Barringer Laboratories, Inc. stock upon the first to occur of (i) the closing with respect to the sale, within any twelve month period after the date of this Agreement, of a number of the issued and outstanding shares of Barringer Laboratories, Inc. which would be necessary to give any one person or entity ownership of fifty percent (50%) or more of issued and outstanding shares of Barringer Laboratories, Inc., or (ii) the change of more than 3 members of the Board of Directors of Barringer Laboratories, Inc., other than a change occasioned by the resignation of any one or more board members, during any twelve month period after the date of this Agreement.

               4.7 RESTRICTIVE LEGEND. To effectuate the intent of the Parties set forth in Sections 4.4 and 4.5 above, the Parties agree that the stock certificates evidencing Sellers shares of Buyer's stock will be endorsed as follows:

               "The sale or transfer of this certificate is subject to the restrictions on transferability set forth in the Stock Purchase Agreement dated December 8, 1995, a copy of which is on file with the Secretary of the Corporation."

          4.8  INDEMNIFICATION BY SELLER.

               4.8.1 Seller agrees to indemnify and hold Buyer harmless against, and will reimburse Buyer on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Buyer at any time up to the third anniversary after the Closing Date in respect of:

               (a) any omission, misrepresentation, breach of warranty, or nonfulfillment or breach of any term, provision, covenant or agreement on the part of Seller contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Buyer pursuant to this Agreement; and

               (b) the failure of the Seller to have and deliver good and marketable title to the Shares.

               4.8.2 On or before Closing Buyer will use its best efforts to obtain a fairness opinion or other document pursuant to Section 5.1.2 which will opine or state, in part, that the per share value of common stock of Buyer is at least one dollar and ten cents ($1.10) but would be equal to or greater than the per share purchase price which the Buyer is paying hereunder to acquire the Shares and that the purchase of Sellers shares is fair, from a financial point of view, to Buyer, if Buyer's income before income taxes for calendar year 1996 as reported in the Consolidated Statements of Operations of Buyer prepared in accordance with Generally Accepted Accounting Principles were to be at least one hundred thirteen percent (113%) of Buyers said income before income taxes for calendar year 1995 (the "Target Earnings"). If Buyers such income before taxes for calendar year 1996 (the "Actual Earnings") is less than the Target Earnings, Seller agrees to indemnify and hold Buyer harmless by transferring to Buyer a number of the Barringer Laboratories, Inc. shares as to which Buyer holds a security interest, determined by operation of this Section. If Actual Earnings are greater than Target Earnings, all 88,260 shares are returned to Seller, otherwise Seller's obligation to indemnify and hold Buyer harmless shall be satisfied by transferring to Buyer the number of shares equal to eighty-eight thousand two hundred sixty (88,260) times (ii) a fraction, the numerator of which is the positive difference between (y) Target Earnings and (z) Actual Earnings and the denominator of which is the difference between (y) Target Earnings and (z) Buyer's income before income taxes for calendar year 1995 as determined in accordance with GAAP (the "1995 Earnings"). Notwithstanding the preceding sentence, if 1995 Earnings exceed Actual Earnings, then Sellers obligation to indemnify and hold Buyer harmless shall be satisfied by transferring to Buyer all eighty eight thousand two hundred s@ (88,260) shares. All of the Barringer Laboratories, Inc. shares to be transferred to Buyer and\or Seller under this Section shall be delivered to the appropriate party promptly after the issuance of Buyers Consolidated Financial Statements for the 1996 calendar year.

               4.9 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold Seller harmless against, and will reimburse Seller on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Seller at any time up to the third anniversary after the Closing Date in respect of any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement.

          4.10 TAXES AND EXPENSES.

               4.10.1 Except as other wise specifically provided for in this Agreement, Seller shall be responsible for and shall pay all costs, liabilities, taxes and other obligations incurred by Seller in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Seller, including legal and accounting fees.

               4.10.2 Except as otherwise specifically provided for in this Agreement, Buyer will pay all costs, liabilities, taxes and other obligations incurred by Buyer in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Buyer, including legal and accounting fees.

          5. Conditions of Closing.

               5.1 BUYER'S CONDITIONS OF CLOSING. The obligation of Buyer to purchase and pay for the Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

               5.1.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in the aggregate in all material respects at and as of the Closing Date, Seller shall have performed in all material respects all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of the Seller dated the Closing Date to such effect, unless such conditions shall have been waived by Buyer.

               5.1.2 Buyer shall have received a "fairness opinion," or other documents in form and substance satisfactory to Buyer and to the disinterested members of its Board of Directors, which opines or states that the per share value of Buyer is equal to or greater than the per share purchase price which the Buyer is paying hereunder to acquire the Shares and that the purchase of Sellers shares is fair from a financial point of view, to Buyer.

               5.1.3 Seller shall have delivered to Buyer a Certificate of its Secretary certifying as of a date reasonably close to the Closing Date that the Seller as of such date is in good standing and authorized to transact business as a domestic corporation in its state of incorporation.

               5.1.4 Seller shall have delivered to Buyer a Certificate of its corporate Secretary certifying:

               (a) Resolutions of its Board of Director authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

               (b) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

               5.1.5 Seller shall have delivered to Buyer certificates and other instruments representing all Shares, duly endorsed for transfer or accompanied by appropriate stock powers (in either case executed in blank or in favor of Buyer), together with all other documents necessary or appropriate to validly transfer the Shares to Buyer free and clear of all security interests, liens, encumbrances and adverse claims.

               5.1.6 Seller shall have delivered to Buyer copies of the termination documents for all voting trusts, proxy arrangements and all other arrangements and agreements of any kind or nature to which it is a party under which it or any other person or entity is authorized to vote shares of Buyer's stock, effective as of the Closing Date.

               5.1.7 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

               5.1.8 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

              5.1.9 Seller shall have delivered to Buyer the waivers referred to in Section 2.2 above, which shall be in form and substance satisfactory to Buyer.

               5.1.10 As of the Closing, there shall be no effective injunction, with, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

               5.2 SELLER'S CONDITIONS OF CLOSING. The obligation of Seller to sell the Shares shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

               5.2.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in the aggregate in all material respects at and as of the Closing Date and Buyer shall have performed in all material respects all agreements and covenants and satisfied all conditions on its part to the performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Seller shall have received a certificate of Buyer dated the Closing Date to such effect.

               5.2.2 Buyer shall have effected payment of the cash portion of the Purchase Price in accordance with the prior written instructions of Seller.

               5.2.3 Buyer shall have executed such documents as are necessary to release Buyer of all obligations under the Intercompany Agreement and the account receivable, to the extent described above.

               5.2.4 Buyer shall have delivered to Seller a Certificate of its corporate Secretary certifying:

               (a) Resolutions of its Board of Directors, in accordance with Delaware law, including a resolution of the disinterested directors, authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

               (b) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

               5.2.5 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained, copies of which have been delivered to Seller.

               5.2.6 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

               5.2.7 As of the Closing, there shall be no effective injunction, with, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

          6. Termination and Abandonment.

               6.1 METHODS OF TERMINATION. The transactions contemplated herein may be terminated and/or abandoned at any time before or after approval thereof by Seller and Buyer, but not later than the Closing:

                    (i)   By mutual consent of Buyer and Seller; or

                    (ii) By Buyer after December 13, 1995, if any of the conditions provided for in Section 5.1 hereof shall not have been met or waived in writing by Buyer prior to such date; or

                    (iii) By Seller after December 13, 1995, if any of the conditions provided for in Section 5.2 hereof shall not have been met or waived in writing by Seller prior to such date.

               6.2 PROCEDURE UPON TERMINATION. In the event of termination and/or abandonment by Buyer or Seller, or both, pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated and/or
abandoned, without further action by Buyer or Seller.    If the transactions
contemplated by this Agreement are terminated and/or abandoned as provided herein:

               (i) Each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same; and

               (ii) No Party hereto shall have any liability or further obligation to any other Party to this Agreement except as stated in this Section 6.2, as the case may be; provided, however, that if such termination and/or abandonment is a result of the failure of any condition set forth in Section 5.1 or 5.2 hereof or as a result of the wilful conduct or bad faith of either Party, then the other Party shall be entitled to recover from the Party whose wilful conduct or bad faith resulted in such termination or abandonment all out-of-pocket costs which the other Party has incurred (including reasonable attorney's fees, accounting fees and expenses).

          7.   Miscellaneous.

               7.1 NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

               If to Buyer:        Barringer Laboratories, Inc.
                                   15000 W. 6th Avenue, Suite 300
                                   Golden, CO 80401

                                   Attention: Chief Executive Officer

               Copy to:            Paul E. Rumler, Esq.
                                   Rumler-Davies, P.C.
                                   55 Madison Street, Suite 410
                                   Denver, Colorado 80206

               If to Seller;       Barringer Technologies, Inc.
                                   219 S. Street
                                   New Providence, NJ 07974

                                   Attention: President

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed.

               7.2 EXECUTION OF ADDITIONAL DOCUMENTS. The Parties hereto will at any time, and from time to time after the Closing Date, upon request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement, and to transfer and vest title to any Shares being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Shares sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

               7.3 BINDING EFFECT: BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement,

               7.4 ENTIRE AGREEMENT. This Agreement, together with the other documents contemplated hereby, constitute the final written expression of all of the agreements between the Parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement and the other documents contemplated hereby, shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all Parties.

               7.5 GOVERNING LAW. This Agreement and all matters and issues collateral thereto shall be construed according to the laws of the State of Colorado, except that issues governed by a state's corporate code, including without limitation matters of corporate governance, shall be governed by the laws of the Party's state of incorporation.

               7.6 MEDIATION ARBITRATION. Notwithstanding anything to the contrary herein provided, the Parties agree to submit disputes under this Agreement which they are unable to resolve to mediation under the Commercial Mediation Rules of the American Arbitration Association. Any dispute or controversy arising out of or relating to this Agreement which is not resolved through mediation shall be submitted and settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC" then in effect. There shall be one arbitrator, and such arbitrator shall be chosen by mutual agreement of the parties in accordance with ICC rules. The arbitration proceedings shall take place at such location as the Parties shall mutually agree upon, or if the Parties are unable to agree upon a location, then Chicago, Illinois. The arbitrator shall apply the laws of the applicable state to all issues in dispute, in accordance with Section 7.5 hereof. The findings of the arbitrator shall be final and binding on the parties, and may be enforced in any court of competent jurisdiction.

               7.7 SURVIVAL. All of the terms, conditions, warranties and representations contained in this Agreement shall survive, in accordance with their terms, delivery by Buyer of the consideration to be given by it hereunder and delivery by Seller of the consideration to be given by it hereunder, and shall survive the execution hereof and the Closing hereunder for the period provided herein.

               7.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

               7.9 HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only, and shall be given no substantive or interpretive effect whatsoever.

               7.10 WAIVERS. Either Buyer or Seller may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other Party contained in this Agreement; or (iv) waive performance of any of the obligations of the other Party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any Party, shall be deemed to constitute a waiver, by the Party taking such action, of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

               7.11 MERGER OF DOCUMENTS. This Agreement and all agreements and documents contemplated hereby constitute one agreement. and are interdependent upon each other in all respects.

               7.12 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other one or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

               7.13 ASSIGNABILITY. Neither this Agreement nor any of the Parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other Parties hereto.

               7.14 INTERPRETATION OF AGREEMENT. The Parties hereto each represent and acknowledge that they have reviewed this Agreement with the assistance of their respective counsel. The Parties further acknowledge that each shall bear co-extensive and identical responsibility for the language of this Agreement, and that any ambiguity which may exist or purportedly exist therein shall be attributed equally to the Parties.

               7.15. ATTORNEY'S FEES. If and Party shall commence any action or proceeding against another Party in order to enforce the performances hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing Party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

               IN WITNESS WHEREOF, the Parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

                                        SELLER:

                                        BARRINGER TECHNOLOGIES, INC.

                                        By: /s/ Stanley S. Binder
                                           ------------------------------------
                                             PRESIDENT

                                        BUYER:

                                        BARRINGER LABORATORIES, INC.

                                        By: /s/ Robert H. Walker
                                           ------------------------------------
                                              CEO